Exhibit 5(a)

April 1, 2022

Northwest Natural Holding Company
250 S.W. Taylor Street
Portland, Oregon 97204

Ladies and Gentlemen:

With respect to the Registration Statement No. 333-258792 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on August 13, 2021 by Northwest Natural Holding Company (the “Company”), I have reviewed such documents and records as I have deemed necessary to enable me to express an opinion on the matters covered hereby. On April 1, 2022, the Company issued and sold 2,875,000 shares of the common stock of the Company (the “Shares”) pursuant to an Underwriting Agreement, dated March 29, 2022, between the Company and Wells Fargo Securities, LLC, J.P. Morgan Securities LLC and RBC Capital Markets, LLC, as representatives of the several underwriters named therein.

Based upon the foregoing, I am of the opinion that:

1. The Company is a corporation duly organized and validly existing under the laws of the State of Oregon.

2. The Shares have been legally issued and are fully paid and non-assessable.

This opinion is limited to the laws of the State of Oregon.

I hereby consent to the use of this opinion as an exhibit to the Current Report on Form 8-K to be filed by the Company on or about April 1, 2022, which will be incorporated by reference in the Registration Statement.

In giving the foregoing consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated by the Commission thereunder.

Very truly yours,

/s/ MardiLyn Saathoff, Esq.
MardiLyn Saathoff, Esq.
Senior Vice President, Regulation and General Counsel